Exhibit 99.2

Concord Announces First Quarter Estimates

Marlboro, Massachusetts, April 7, 2005 – Concord Communications Inc. (Nasdaq: CCRD) today announced estimated earnings for its first quarter ended March 31, 2005.  Total revenue is expected to be between $28.5 million and $29.5 million.  GAAP loss per share is expected to be between ($0.11) and ($0.15). Pro forma loss per share is expected to be between ($0.03) and ($0.07).

“While the Spectrum and Netviz business units performed extremely well in the period, the eHealth business unit failed to complete 10 expected deals totaling $5.8 million during the final weeks of the quarter.  We have since closed 2 of these deals and expect later this month that we will close an additional $5.2 million from these deals” said Concord CEO Jack Blaeser.

Blaeser continued, “Our second quarter pipeline is very strong.  Five other eHealth deals, in addition to the deals that slipped from the first quarter, provide an additional $3.3 million in our new contract pipeline.  We believe these deals are likely to be closed in the second quarter.”

Business Segments Perform Well

•                  Spectrum business unit generated approximately $4.5 million to $5.0 million in revenues since the close of the transaction, which occurred on February 23, 2005.

•                  Netviz business unit generated approximately $1 million in revenues.

Balance Sheet and Income Statement Strong

•                  Closing cash was approximately $69 million.  Cash collection was approximately $38 million, including approximately $4 million by Spectrum.

•                  Consolidated deferred revenue was $43.0 million, including approximately $13 million at Spectrum.  eHealth’s deferred revenue increased $2.8 million to $30.0 million.

•                  Consolidated proforma operating expenses were approximately $24 million.

•                  DSO was approximately 62 days, based on full quarter revenue from Spectrum.

Q1 2005 Estimate

The following table reconciles estimated Q1 2005 proforma EPS to GAAP EPS (unaudited)

Estimated for Quarter Ending March 31, 2005

Estimated proforma EPS	$(0.03) – $(0.07)

Estimated:

Difference in income tax benefits	$0.06

Amortization on intangibles related to Netviz and Vitel	$(0.01)

Spectrum acquisition related expense

Transaction expenses	$(0.01)

Amortization of intangibles	$(0.02)

In process research and development	$(0.07)

Compensation expense	$(0.03)

Estimated GAAP loss per share	$(0.11) – $(0.15)

Safe Harbor

Forward-looking statements made in this press release, including forward-looking statements regarding revenue and profit and loss expectations, market information and statements regarding our acquisitions and the expected benefits therefrom, are made pursuant to the safe harbor provisions Section 21E of the Securities Exchange Act of 1934.  Readers are cautioned that all forward-looking statements involve risks and uncertainties, and actual results could differ materially from the forward-looking statements contained herein.  Risks and uncertainties include, without limitation, continuation of the slower than expected economic recovery in certain of our markets; the failure to integrate the Aprisma acquisition; our customers’ ability to obtain funding, specifically in light of the aforementioned economic climate, and the resulting potential delay or cancellation of pending customer purchases; risks of operating losses including the cost of development and sale of our products; the integration of acquired products and technologies; the ability to attract and retain key employees; issues that impact the use of our intellectual property; risks associated with our debt service obligations; market acceptance of, and demand for, our products; risks associated with competition, including competition in the business service management market and the network, system, and application fault and performance markets; risks associated with international sales, including foreign currency risks and longer payment cycles; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including but not limited to, the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  Any forward-looking statements should be considered in light of all these factors.  The information contained in this press release is applicable only today and should thereafter be considered historical and will no longer constitute the Company’s current expectations. The Company undertakes no obligation to update information contained in this press release.

Dayton Semerjian EVP, Marketing Concord Communications (508) 486-4508 pr@concord.com	Denise DesChenes/Susan Burns Citigate Sard Verbinnen 212-687-8080 DDesChenes@sardverb.com	Ruddy, Raymond Director, Investor Relations Concord Communications 508-303-4350 investorrelations@concord.com